Exhibit 10.1

EXECUTIVE SEVERANCE PLAN

1.Purpose of the Plan

The purpose of the Executive Severance Plan (the “Plan”) is to provide for the payment of severance benefits to certain eligible employees of the Company in the event such employees are subject to certain qualifying employment terminations.  This Plan shall supersede any and all prior separation, severance and salary continuation arrangements, programs and plans that were previously offered by the Company, either orally or in writing, for which a Participant was eligible.  Capitalized terms used in the Plan are defined in Section 11, except as otherwise specified.

2.Effective Date

The Plan is effective as of February 1, 2024 (the “Effective Date”).

3.Administration

The Committee shall act as the plan administrator of the Plan and shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits to be offered and paid under the Plan.  The rules, interpretations, computations and other actions of the Committee as plan administrator of the Plan shall be in its sole discretion and shall be final, binding and conclusive on all persons.

4.Participation

Eligibility under the Plan is limited to those Company employees who (i) are designated by the Committee from time to time to participate in the Plan and (ii) execute a Plan Participation Agreement, in the form attached hereto as Exhibit A (a “Participation Agreement”).  In connection with the Participant’s execution of a Participation Agreement, each Participant who is covered by an existing employment or severance agreement with the Company on the Effective Date will be required to agree that his/her existing rights under all such agreements are terminated and replaced with the provisions of this Plan.

5.Severance Benefits
(a)Termination not in Connection with a Change in Control.  Subject to the terms of the Plan, if a Participant is subject to an Involuntary Termination, then the Participant will be entitled to receive such Participant’s Accrued Benefits (if any) and, subject to the Participant’s satisfaction of the requirements of Section 6, the Company shall provide the Participant with the following Severance Benefits:
(i)Cash Severance. The Company shall pay the Participant a lump-sum cash severance amount, as follows:

Participant Tier	Cash Severance Amount
Tier 1	An amount equal to six (6) months of the Participant’s Base Salary
Tier 2

An amount equal to three (3) months of the Participant’s Base Salary plus one (1) month of such Base Salary for every year of continuous service with the Company, up to a maximum of six (6) months in total

Tier 3

An amount equal to one (1) month of the Participant’s Base Salary plus one (1) month of such Base Salary for every year of continuous service with the Company, up to a maximum of six (6) months in total

Any cash severance payable under this Section 5(a)(i) shall be paid in a lump sum within sixty (60) days after the Participant’s Separation; provided, however, that the Release (as defined in Section 6 of this Plan) becomes effective by such 60th day after the Participant’s Separation. Notwithstanding the foregoing, if such 60-day period spans two calendar years, then such severance payment will in any event be made in the second calendar year, regardless of which calendar year the Participant actually delivers the executed Release to the Company.

(ii)Accelerated Vesting of Equity Awards. Effective as of the date of the Participant’s Separation, the Participant shall become vested in the portion of his or her then-outstanding and unvested option shares, shares granted pursuant to stock or other equity awards, or other equity-based awards (“Equity Awards”) as set forth below:

Award Type	Participant Tier	Accelerated Vesting
Time-Based Equity Awards	Tiers 1, 2 & 3

Greater of (1) 50% of the Participant’s then-unvested time-based Equity Awards (“Time-Based Equity Awards”) and (2) the Time-Based Equity Awards that would have vested had the Participant completed an additional twelve (12) months of continuous service with the Company

Performance-Based Equity Awards	Tiers 1, 2 & 3

(1) The total number of shares eligible for vesting based on the actual achievement of the performance conditions set forth in the Participant’s then-unvested performance-based Equity Awards (“Performance-Based Equity Awards”) as determined at the end of the measurement period set forth in such award multiplied by (2) the greater of (A) 0.50 and (B) the portion of the measurement period of such Performance-Based Equity Award during which the Participant provided service to the Company as if the Participant had completed an additional twelve (12) months of continuous service measured from the date

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of the Involuntary Termination.[1]

1 For purposes of clarity, the Participant shall not vest in any portion of a Performance-Based Equity Award unless the minimum performance condition thereunder is achieved in accordance with the terms of such award.

Notwithstanding the foregoing, (i) if the terms of an Existing Equity Award (excluding any such terms triggered by a termination related to or in connection with a Change in Control) held by a Participant provides for more favorable vesting in the event of an Involuntary Termination than the vesting terms set forth in this Section 5(a)(ii), the terms of such Existing Equity Award shall govern the accelerated vesting of such Existing Equity Award upon the Participant’s Involuntary Termination; and (ii) Performance-Based Equity Awards outstanding as of the Effective Date that are subject to milestones based on the Company’s market capitalization, if any, shall vest in accordance with the terms of such awards.

(iii)Health Benefit Continuation. If the Participant (x) was a participant in the Company’s group health insurance plans on the date of such Participant’s  Involuntary Termination and (y) timely elects continued coverage under COBRA, then upon the Company’s receipt of confirmation of such COBRA enrollment, the Company shall pay the Participant’s COBRA premiums on behalf of the Participant as set forth in this Section 5(a)(iii) (the “COBRA Benefit”). The COBRA Benefit will be for the same level of coverage that the Participant and, if applicable, the Participant’s eligible dependents, had at the time of the Involuntary Termination. Such amounts may be reported as taxable income to the Participant to the extent necessary or advisable to avoid adverse tax consequences to the Participant, the Company or the Company’s other employees, in the Company’s sole discretion.

The COBRA Benefit shall commence as of the first day of the month immediately following the Participant’s Involuntary Termination, and shall end upon the earliest to occur of (A) the end of the number of months set forth in the table below for the Participant, as applicable, (B) the date when the Participant becomes eligible for group health insurance coverage in connection with new employment or self-employment, and (C) the expiration of the Participant’s eligibility for the continuation coverage under COBRA for any reason, including plan termination or non-payment (such period from the Involuntary Termination through the earliest to occur of the dates set forth in clause (A) through (C), the “COBRA Payment Period”).

Participant Tier	COBRA Benefit Continuation Period
Tier 1	Twelve (12) months
Tiers 2 & 3	Three (3) months plus one (1) month for every year of continuous service with the Company, up to a maximum of six (6) months in total

The COBRA Benefit will be subject to applicable tax withholdings, including as necessary to avoid a violation of, or penalties under, the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient

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Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act). In all cases, if the Participant becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Payment Period, the Participant must immediately notify the Company and the COBRA vendor of such event, and all payments and obligations under this Section 5(a)(iii) will cease. For purposes of this Section 5(a)(iii), (i) references to COBRA shall be deemed to refer also to analogous provisions of state law and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by a Participant under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Participant. If the Participant chooses to continue COBRA coverage after the COBRA Benefits set forth in this Section 5(a)(iii) ends, the monthly COBRA premiums will be the sole responsibility of the Participant, and non-payment of such premiums will result in automatic termination of such COBRA coverage.

(b)Change in Control Termination.  Notwithstanding Section 5(a), subject to the terms of the Plan, if a Participant’s employment with the Company is terminated as a result of a Change in Control Termination, then the Participant shall be entitled to receive the severance benefits set forth under this Section 5(b) (and shall not be entitled to receive the severance benefits set forth under Section 5(a)). Following a Participant’s Change in Control Termination, the Participant shall be entitled to receive the Participant’s Accrued Benefits (if any) and, subject to such Participant’s satisfaction of the requirements of Section 6, the Company shall provide the Participant with the following Severance Benefits:
(i)Cash Severance. The Company shall pay the Participant a lump-sum cash severance amount, as follows:
Participant Tier	Cash Severance Amount
Tier 1	An amount equal to twelve (12) months of the Participant’s Base Salary
Tiers 2 & 3

An amount equal to three (3) months of the Participant’s Base Salary plus one (1) month of such Base Salary for every year of continuous service with the Company, up to a maximum of six (6) months in total

Any cash severance payable under this Section 5(b)(i) shall be paid in a lump sum within sixty (60) days after the Participant’s Separation; provided, however, that the Release (as defined in Section 6 of this Plan) becomes effective by such 60th day after the Participant’s Separation. Notwithstanding the foregoing, if such 60-day period spans two calendar years, then such severance payment will in any event be made in the second calendar year, regardless of which calendar year the Participant actually delivers the executed Release to the Company.

(ii)Accelerated Vesting of Equity Awards. Effective as of the date of the Participant’s Separation as a result of a Change in Control Termination, the Participant shall become vested in his or her then-outstanding and unvested equity awards as set forth below:

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Award Type	Participant Tier	Accelerated Vesting
Time-Based Equity Awards	Tier 1	100% of the Participant’s then-unvested Time-Based Equity Awards
	Tiers 2 & 3	75% of the Participant’s then-unvested Time-Based Equity Awards
Performance-Based Equity Awards	Tiers 1, 2 & 3
●
Revenue milestone: achievement shall be determined, and vesting shall accelerate accordingly, based on the Company’s revenue forecasts approved by the Board at the time of such Change in Control
●
Market capitalization milestone: achievement shall be determined, and vesting shall accelerate accordingly, using the valuation of the Company in connection with such Change in Control
●
Other milestones: 100% of the Performance-Based Equity Awards subject to such milestones

(iii)Health Benefit Continuation. The provisions of Section 5(a)(iii) shall apply, except that the health benefit continuation periods set forth in the table below for the Participant, as applicable, shall be substituted.
Participant Tier	COBRA Benefit Continuation Period
Tier 1	Twelve (12) months
Tiers 2 & 3	Three (3) months plus one (1) month for every year of continuous service with the Company, up to a maximum of six (6) months in total

(c)Employment with Successor. Notwithstanding anything to the contrary under the Plan, no Severance Benefits shall be paid to a Participant who (i) is terminated as a result of such Participant failing to accept an offer of continuing employment with the Company in a comparable position, or (ii) is terminated in connection with a Change in Control or the sale or conveyance of such Participant’s business unit or division as a result of such Participant failing to accept a comparable offer of employment made by the acquirer or successor to the Company in such transaction.  A Participant who accepts comparable employment with an acquirer or successor to the Company following a Change in Control remains entitled to receive Severance Benefits if such Participant’s employment is terminated as specified under Section 5(b).

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(d)Code Section 280G Cutback. If the Severance Benefits provided by this Plan or other benefits otherwise payable to a Participant (a) constitute “parachute payments” within the meaning of Code Section 280G, and (b) but for this Section 5(d), would be subject to the excise tax imposed by Code Section 4999 (“Excise Tax”), then such Severance Benefits or other benefits shall be payable either in full or in such lesser amount which would result in no portion of such Severance Benefits or other benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Tax, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of such Severance Benefits and other benefits under this Plan or otherwise, notwithstanding that all or some portion of such Severance Benefits or other benefits may be taxable under Code Section 4999. Any reduction in the Severance Benefits and other benefits required by this Section 5(d) shall be made in the following order: (i) cancellation of accelerated vesting of options with no intrinsic value; (ii) reduction of cash payments; (iii) cancellation of accelerated vesting of Equity Awards other than options; (iv) cancellation of accelerated vesting of options with intrinsic value; and (v) (iv) reduction of other benefits paid or provided to the Participant. In the event that acceleration of vesting is reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Participant’s Equity Awards.  In the event that cash payments or other benefits are reduced, such reduction shall occur in reverse order beginning with payments or benefits which are to be paid farthest in time from date of such determination.  For avoidance of doubt, an option will be considered to have no intrinsic value if the exercise price of the shares subject to the option exceeds the fair market value of such shares.  All determinations required to be made under this Section 5(d) (including whether any of the Severance Benefits or other benefits are parachute payments and subject to the Excise Tax, or whether such benefits shall be reduced) will be made by an independent accounting firm selected by the Company.  For purposes of making the calculations required by this Section 5(d), the accounting firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonably, good faith interpretations concerning the application of Code Sections 280G and 4999.  The Company will bear the costs that the accounting firm may reasonably incur in connection with the calculations contemplated by this Section 5(d).  The accounting firm’s determination will be binding on both the Participant and the Company absent manifest error.
6.Terms and Conditions for Receipt of Severance Benefits

In consideration of and as a condition to receiving Severance Benefits under the Plan, each Participant shall be required to sign and deliver to the Company, and not revoke or violate the terms of, a separation agreement (the “Separation Agreement”), which will, at a minimum, provide for: (i) a general release of all claims (the “Release”), (ii) the return, without copying or reproducing, to the Company all property that belongs to the Company, and (iii) an acknowledgement that the Participant will comply with all other agreements between the Company and the Participant and other restrictions set forth in the Separation Agreement, such as those relating to confidentiality, non-competition, non-solicitation and non-disparagement, as applicable.  The Company shall deliver the Separation Agreement to the Participant within 30 days after the Participant’s Separation.  The Separation Agreement will specify how much time the Participant has to review, consider and decide whether to execute the Release, as well as any applicable revocation period; provided, however, that the deadline for execution of the Separation Agreement will in no event be later than 50 days after the Participant’s Separation

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and the Release must become effective by the 60th day after the Participant’s Separation.  If the Separation Agreement has not been signed by the Participant and become effective by the 60th day after the Participant’s Separation, then the Participant will cease to be eligible for benefits under this Plan.

7.Benefit Claims
(a)Initial Claim. The Participant must submit any claims concerning eligibility, participation, benefits or other aspects of the Plan in writing and directed to the Committee, within thirty (30) days after the occurrence of the basis of the claim. Within thirty (30) days after receiving a claim, the Committee will notify the Participant in writing of the Committee’s acceptance or denial, in whole or in part, of the claim. If a claim is partially or wholly denied, such notice shall include the basis for the denial and whether any additional material or information may enable the Committee to reconsider a claim.
(b)Appeals. A Participant may request in writing to the Committee a review of a denied claim within thirty (30) days after receipt of such denial. Such written request must contain an explanation as to why the Participant is seeking a review. For purposes of the review, a Participant has the right to (i) submit written comments, documents, records and other information relating to the claim for benefits; (ii) request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits; and (iii) a review that takes into account all comments, documents, records, and other information the Participant submitted relating to the claim, regardless of whether the information was submitted or considered in the initial decision. Within thirty (30) days after receiving an appeal, the Committee will notify the Participant in writing of the Committee’s decision. If the claim is denied, such notice will set forth the specific reasons for the decision. No claim may be brought before or submitted to a court of law or other governmental entity unless and until the claims process under this Section 7 has been exhausted.
8.Recoupment
(a)Right of Recoupment.  If, at any time, the Board or the Committee, as the case may be, determines that any action or omission by a Participant constituted a violation of the conditions set forth in Section 6 to the material detriment of the Company, then such Participant’s participation in the Plan shall be immediately terminated and such Participant shall repay to the Company, immediately upon demand by the Company to such Participant, up to 100% of the pre-tax amount paid to such Participant pursuant to this Plan. The Board or the Committee, as the case may be, shall determine in its sole discretion the date of occurrence of such violation and the percentage of the pre-tax amount received pursuant to this Plan that must be repaid to the Company.
(b)Method of Recoupment. To the extent permitted by applicable law, the Company may enforce the recoupment of any or all amounts due under this Section 8 by withholding future payment of any Severance Benefits, seeking reimbursement of previously paid Severance Benefits, demanding direct cash payment, reducing any amount of compensation owed by the Company to a Participant, and/or such other means determined by the Board or Committee.

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(c)Nonexclusive Remedy. The Company’s right of recoupment under this Section 8 is in addition to any remedy available to the Company with respect to any Participant, including, but not limited to, the initiation of civil or criminal proceedings and any right to repayment under the Sarbanes-Oxley Act of 2002, Dodd-Frank Wall Street Reform and Consumer Protection Act, and any other applicable law, regulation or exchange listing requirement.
9.General
(a)Amendment and Termination of the Plan.  The Board or the Committee may amend or terminate the Plan in any respect (including any change to the Severance Benefits) at any time; provided that no such amendment or termination after the Effective Date that has the effect of reducing or diminishing the right of any Participant will be effective without the written consent of such Participant.
(b)At-Will Employment. Each Participant is employed by the Company on an “at will” basis and nothing in this Plan shall give any Participant any right to continue in the employ of the Company. The Plan shall not be deemed (a) to give any employee or other person any right to be retained in the employ of the Company, or (b) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, and with or without advance notice, which right is hereby reserved.
(c)Non-Duplication of Benefits. Payments to a Participant under the Plan shall be in lieu of any severance or similar payments that otherwise might be payable under any Company plan, program, policy or agreement that provides severance benefits upon termination of employment. No Participant is eligible to receive benefits under this Plan or pursuant to other contractual obligations more than one time.
(d)Unfunded Plan. The Plan shall be unfunded and all benefits payable under the Plan will be paid only from the general assets of the Company. The Plan does not create any right to, or interest in, any specific assets of the Company and the Participants are general, unsecured creditors of the Company.
(e)No Mitigation. A Participant shall not be obligated to seek other employment in mitigation of the amounts payable under any provision of the Plan, and the obtaining of such other employment shall not result in any reduction of the Company’s obligations to pay the Severance Benefits provided under the Plan (other than payments or benefits provided under Sections 5(a)(iii) and 5(b)(iii)).
(f)Withholding. The Company may withhold from any payments made under the Plan all federal, state, local or other taxes required pursuant to any law or governmental regulation or ruling.
(g)Right to Offset. To the extent permitted by law, the Company may offset against any obligation to pay any portion of any severance benefit under the Plan any outstanding amount of whatever nature that a Participant then owes to the Company in his or her capacity as an employee. However, no amount of “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury

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Regulation sections 1.409A-1(b)(3) through (b)(12)) that is payable to a Participant under the Plan may be used to offset any amount that the Participant then owes to the Company.
(h)Successors. The rights and obligations of a Participant under this Plan may not be transferred or assigned without the prior written consent of the Company.  This Plan shall be binding upon any surviving entity resulting from a change in control of the Company and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.
(i)Governing Law. Except as may otherwise be required pursuant to state laws applicable to a Participant, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware or by United States federal law.
(j)Severability. If any provision of the Plan is declared illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.
(k)Notices. Notices and all other communications provided for under the Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Participant, mailed notices shall be addressed to such Participant at the home address most recently communicated by the Participant to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Committee, with a copy to the Company’s Corporate Secretary. Notices may also be sent by electronic mail or facsimile and will be effective upon transmission or confirmation of transmission, as the case may be, to the address of the party to be noticed as set forth herein or to such other address as such party last provided to the other by written notice.
10. 409A Compliance.
(a)The Plan is intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”).  The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to a Participant under the Plan. The Company shall not be liable to a Participant for any payment made under the Plan, at the direction or with the consent of a Participant, which is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment made under the Plan as an amount includible in gross income under Section 409A.
(b)“Termination of employment,” or words of similar import, as used in this Plan means, for purposes of any payments under this Plan that are payments of deferred compensation subject to Section 409A, a Participant’s “separation from service” as defined in

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Section 409A.  For purposes of Section 409A, the right to a series of installment payments under this Plan shall be treated as a right to a series of separate payments.
(c)With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, a Participant, as specified under this Plan: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Code Section 105(b); (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(d)If a payment obligation under the Plan arises on account of a Participant’s termination of employment while a “specified employee” (as defined under Section 409A and the regulations thereunder and determined in good faith by the Committee), any payment of “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12)) shall be made on the first business day following the earlier of (i) the Participant’s Separation or (ii) the date of the Participant’s death.
11.Definitions

The following definitions apply to the Plan:

“Accrued Benefits” means, with respect to a Participant, the Participant’s (i) earned but unpaid Base Salary through the date of Separation, (ii) accrued but unused paid time off, and (iii) unreimbursed business expenses.  The Company will pay the Accrued Benefits to a Participant in a cash lump sum within a timeframe compliant with relevant state laws.

“Affiliate” means any other entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships).

“Base Salary” means, with respect to a Participant, the Participant’s annual rate of base salary in effect as of the date of the Participant’s Separation.

“Board” means the Board of Directors of Natera, Inc.

“Cause” means a Participant’s: (i) unauthorized use or disclosure of the Company’s confidential information or trade secrets; (ii) material breach of any agreement between the Participant and the Company; (iii) material failure to comply with the Company’s written policies or rules; (iv) commission of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (v) gross negligence, willful misconduct or commission of an act of fraud in the Participant’s dealings with the Company; (vi) failure to perform, or apply the requisite effort to, the Participant’s assigned duties; (vii) (a) inability to perform the essential functions of the Participant’s position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental

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impairment or (b) death; or (viii) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or executives, if the Company has requested such cooperation. Any determination of Cause by the Company shall be made by the CEO or the Board; provided, however, that no such determination may be made with respect to (ii), (iii), (vi), and (viii) above until the Participant has been given written notice detailing the specific Cause event and such event remains uncured (if susceptible to cure) to the reasonable satisfaction of the CEO or the Board for a period of thirty (30) days following the receipt of such notice.

“Change in Control” means:

(i)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities;
(ii)The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;
(iii)The consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or
(iv)individuals who are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board over a period of 12 months; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.  In addition, if a Change in Control constitutes a payment event with respect to any equity award which provides for a deferral of compensation and is subject to Code Section 409A, then notwithstanding anything to the contrary in the Plan or applicable equity award agreement the transaction with respect to such equity award must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.

“Change in Control Termination” means a Participant’s Involuntary Termination which occurs within (a) with respect to a Tier 1 Participant, the twelve (12) months following a

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Change in Control; or (b) with respect to a Tier 2 or Tier 3 Participant, the six (6) months following a Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and Treasury guidance promulgated thereunder.

“Committee” means the Compensation Committee of the Board.  The Committee may delegate some or all of its authority under the Plan to any person, persons or subcommittee, in which event, the term “Committee” includes such person, persons or subcommittee to the extent of such delegation.

“Company” means Natera, Inc. and any Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Equity Award” means any outstanding equity award granted to a Participant prior to the Effective Date, including Time-Based Equity Awards and Performance-Based Equity Awards.

“Involuntary Termination” means a Participant’s Separation as a result of either (i) the involuntary discharge of the Participant by the Company (or the parent or subsidiary employing the Participant) for reasons other than Cause, provided that the Participant is willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1) or (ii) the Participant’s Resignation for Good Reason.

“Participant” means a person employed by the Company who has been designated by the Committee to participate in the Plan and has executed and delivered a Participation Agreement.

“Resignation for Good Reason” means a Participant’s voluntary resignation following (a) a material reduction in the Participant’s level of authority, position or responsibilities, taken as a whole, without the Participant’s consent, other than by virtue of the Company being acquired and made part of a larger entity; (b) a reduction in the Participant’s then-current Base Salary other than as part of a similar reduction for substantially all employees, substantially all senior officers or similarly situated employees; or (c) receipt of notice that the Participant’s principal workplace will be relocated more than thirty (30) miles away, provided that such relocation also materially increases the Participant’s commuting distance, and provided further that no relocation will constitute a Resignation for Good Reason if the Participant is allowed to provide services remotely (e.g., through telecommuting) at the time of, or following, the relocation. In order to constitute a Resignation for Good Reason, other than in connection with or following a Change in Control, (x) the Participant must provide the Company with written notice of the applicable condition coming into existence within ninety (90) days after its occurrence, (y) the Company must fail to remedy the condition within thirty (30) days after receiving the Participant’s written notice, and (z) such resignation by the Participant is effective within six (6) months after the applicable condition first comes into existence. For the avoidance of doubt, an acquisition of the Company without a corresponding change in the Participant’s authority, duties or responsibilities shall not constitute grounds for a “Resignation for Good Reason.”

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“Separation” means a “separation from service,” as defined in the regulations under Section 409A.

“Severance Benefits” means the benefits specified in Section 5 of this Plan.

“Tier 1 Participant” means a Participant who the Committee has designated as a Tier 1 Participant.

“Tier 2 Participant” means a Participant who the Committee has designated as a Tier 2 Participant.

“Tier 3 Participant” means a Participant who the Committee has designated as a Tier 3 Participant.

Executive Severance Plan 02.2024

Exhibit 10.1

EXHIBIT A

NATERA, INC.
EXECUTIVE SEVERANCE PLAN
PARTICIPATION AGREEMENT

This Participation Agreement (“Participation Agreement”) is entered into by and between ___________ (the “Participant”) and Natera, Inc. (the “Company”) pursuant to the Natera, Inc., Executive Severance Plan (the “Plan”).  The Plan and this Participation Agreement are effective as of February 1, 2024 (the “Effective Date”).  All capitalized terms used in this Participation Agreement not otherwise defined herein shall have the meanings set forth in Section 11 of the Plan.

Pursuant to the Plan, the Participant is eligible to receive the following Severance Benefits as described in the Plan, provided the Participant agrees to comply with all of the terms and conditions of the Plan (including Section 6) and enters into this Participation Agreement:

Benefit	Involuntary Termination	Termination in connection with a change in control
Cash	___________	___________
Accelerated Vesting of Time-Based Equity Awards	___________	___________
Accelerated Vesting of Performance-Based Equity Awards
COBRA	___________	___________

Accordingly, the Participant hereby agrees that the Participant has received a copy of the Plan and has reviewed and understands all of the terms and conditions of the Plan, and hereby agrees to comply with and be bound by all of the terms and conditions of the Plan.

The Participant also agrees and understands that if the Participant  was eligible for severance or other vesting acceleration benefits pursuant to an existing offer letter, employment or severance agreement dated on or prior to the Effective Date, the Participant’s rights to such severance benefits under such agreement(s) are hereby terminated and replaced with the rights set forth in the Plan; provided, however, that for the avoidance of doubt, all other terms and conditions unrelated to severance benefits in such agreements shall remain in full force and effect.

The Participant also agrees that, by execution of this Participation Agreement, the award agreements for all outstanding equity awards held by the Participant as of the Effective Date (the “Existing Equity Awards”) are hereby amended to (i) provide that the terms “Cause,” “Change in Control,” and “Involuntary Termination” as used in those Existing Equity Awards shall have the meanings set forth in Section 11 of the Plan and (ii) replace any accelerated vesting provisions in such Existing Equity Awards with the accelerated vesting provisions set forth in Section 5 of the Plan; provided, however, that any Performance-Based Equity Awards outstanding as of the Effective Date that are subject to milestones based on the Company’s market capitalization, if any, shall vest in accordance with the terms of such awards.

Executive Severance Plan 02.2024

IN WITNESS WHEREOF, the Participant hereby agrees to the requirements for participation in the Plan as set forth in this Participation Agreement and the Plan.

__________________________
[PARTICIPANT]

__________________________
Date

Executive Severance Plan 02.2024